Exhibit 4.1(a)

KRAFT FOODS INC.

OFFICERS’ CERTIFICATE

December 19, 2008

Reference is made to Section 301 of the Indenture dated as of October 17, 2001, by and between Kraft Foods Inc. (the “Company”) and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as Trustee (the “Indenture”), and the Terms Agreement dated December 16, 2008 (the “Terms Agreement”), which incorporates the Amended and Restated Underwriting Agreement dated December 5, 2007 (the “Underwriting Agreement”), by and among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Greenwich Capital Markets, Inc., as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $500,000,000 aggregate principal amount of its 6.75% Notes due 2014. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be. The undersigned Executive Vice President and Chief Financial Officer, in the case of Timothy R. McLevish, and Vice President and Corporate Secretary, in the case of Carol J. Ward, of the Company, hereby certify that the Executive Vice President and Chief Financial Officer has authorized the issue and sale of the Notes by the Company, and, in connection with such issue, has determined, approved or appointed, as the case may be, the following:

(a)	Title: 6.75% Notes due 2014 (the “Notes”).

(b)	Principal Amount: $500,000,000.

(c)	Interest: 6.75% per annum, from December 19, 2008, payable semiannually on February 19 and August 19, commencing February 19, 2009, to holders of record on the preceding February 4 or August 4, as the case may be.

(d)	Form and Denominations: Fully-registered book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e)	Maturity: February 19, 2014.

(f)	Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Company’s Prospectus Supplement relating to the Notes dated December 16, 2008 (the “Prospectus Supplement”) under the caption “Description of Notes—Change of Control.”

(g)	Optional Redemption: The Company may, at its option, redeem the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the global note representing the Notes attached hereto as Exhibit A. The Notes may not otherwise be redeemed at the option of the Company prior to maturity.

(h)	Payment of Additional Amounts: Section 1010 of the Indenture shall be applicable to the Notes, except that the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for account of the beneficial owner of a Note.

(i)	Sinking Fund: None.

(j)	Purchase Price: 99.546% of principal amount of the Notes, plus accrued interest, if any, from December 19, 2008.

(k)	Place of Payment: Payments of principal and interest on the Notes will be made to The Depository Trust Company as the registered owner of the global security.

(l)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

(m)	Trustee: Deutsche Bank Trust Company Americas.

(n)	Form of Notes: Attached as Exhibit A to this Officers’ Certificate delivered in connection with the delivery of the Notes. The further terms of the Notes shall be as set forth in the Prospectus and Exhibit A hereto.

(o)	Price to Public: 99.896% of principal amount of the Notes.

IN WITNESS WHEREOF, the undersigned Executive Vice President and Chief Financial Officer and Vice President and Corporate Secretary, respectively, of the Company, have executed this Certificate as of the date first written above.

KRAFT FOODS INC.

By:	/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary